Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 2 to the Registration Statement on Form S-1 to convert the Form S-1 (File No. 333-154415) to Form S-3 of our report dated March 14, 2011, relating to the consolidated financial statements of SmartHeat Inc. for the years ended December 31, 2010, 2009 and 2008, appearing in the Annual Report on Form 10-K of SmartHeat Inc. for the year ended December 31, 2010. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Goldman Kurland and Mohidin LLP
Encino, California
April 15, 2011